Exhibit 99



Contact:

At the Company:                          At The Financial Relations Board:
401-233-0333                             212-661-8030
Philip B. Barr                           Analyst Information       John McNamara
Chief Financial Officer                  Media Information:        Alan Goldsand
Investor Relations                       General Information:      Jeff Bogart

FOR IMMEDIATE RELEASE

         BACOU USA COMPLETES ACQUISITION OF PERFECT FIT GLOVE CO., INC.
                              OF BUFFALO, NEW YORK

    o Purchase includes SCHAS Circular Industries, Inc. of Wilkesboro, N.C.
   o Management of Bacou USA expects deal to be accretive to earnings in 1999

Smithfield, R.I., April 5, 1999 -- Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protective equipment, today announced that it has completed the acquisition of Perfect Fit Glove Co., Inc. of Buffalo, New York, and SCHAS Circular Industries, Inc. of Wilkesboro, North Carolina in an all cash transaction. Perfect Fit and SCHAS manufacture and sell non-disposable industrial gloves, specializing in cut and abrasion-resistant and heat-resistant work gloves.

     "Perfect Fit and SCHAS will form the base for our entry into the hand protection business," said Walter Stepan, Vice-Chairman, President and CEO of Bacou USA. "Both Perfect Fit and SCHAS have experienced management teams and highly dedicated workforces with substantial experience in the industrial glove business, and we are pleased that management and the entire workforce will be joining the Bacou USA family. We plan to continue their existing operations in their current locations. Our main goal is to continue the growth of these companies by providing the necessary capital and by taking advantage of synergies in our common distribution channels."

     According to a Frost & Sullivan market survey report for 1998, the most recent available, Perfect Fit ranked third in market share for sales of cut and abrasion-resistant work gloves within the U.S. industrial market for non-disposable gloves. The total U.S. industrial market for all types of non-disposable gloves was estimated by Frost & Sullivan to be approximately $1.1 billion. A 1998 survey of the Safety Equipment Distributors Association estimates that, on average, glove sales represent approximately 25% of the total annual sales volume of industrial safety distributors nationwide.

     The purchase price of approximately $53.8 million for both companies was financed entirely by debt. "Based on the operating history of Perfect Fit and SCHAS, their internal forecasts for 1999 and the current interest rate environment, we expect these acquisitions to be accretive in 1999 excluding the effect of any transaction related non-recurring items," said Stepan.

     For its year ended December 31, 1998, Bacou USA reported net sales of $219.6 million and, prior to non-recurring items, net profits of $25.8 million and earnings per share of $1.46 on a weighted average 17.6 million shares. After non-recurring items, Bacou USA reported net profits of $19.5 million and earnings per share of $1.19.

     Bacou USA, Inc. designs, manufactures and sells leading brands of products that protect the sight, hearing, respiratory systems and hands of workers, as well as related instrumentation including visions screeners, gas monitors and test equipment for self-contained breathing apparatus. The company's products, marketed under Uvex(R), Howard Leight(R), Perfect Fit(R), Survivair(R), Pro-Tech(R), Biosystems, Titmus(R), LaserVision and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA are available on the Worldwide Web at http://www.bacouusa.com.

     To receive additional information on Bacou USA, Inc., via fax, at no charge, dial 1-800-PRO-INFO and enter code BAU.

                                       ###

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, the ability of the company and its key vendors to successfully respond to Year 2000 issues and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.